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2009 Annual Review

CHOICE HOTELS INTERNATIONAL®

2009

About Choice

Choice Hotels International (NYSE: CHH) is one of the largest and most successful lodging companies in the world — currently franchising more than 6,000 hotels, representing more than 485,000 rooms open and operating in the United States and more than 30 countries and territories.

Choice’s business began as a marketing cooperative formed by a group of Florida motor court owners in 1941. Operating under the name Quality Courts United — the nation’s first hotel chain — the owners sought to refer business to each other’s hotels and establish service standards for their properties in order to better meet the needs and expectations of their guests.

Over the years, more hotels joined the Quality Courts system, which had become an influential force in the lodging industry and had established a reputation for providing value-driven, affordable lodging in convenient and popular locations. The company established a rich history of innovation, as it was the first in the industry to guarantee reservations; offer 24-hour desk service, in-room telephones and 24-hour-a-day, toll-free reservations; segment brands; develop a global marketing and reservations system; offer non-smoking rooms in every hotel; develop the first global hotel application for use with the iPhone; and the first massively-distributed, Internet-based property management system.

In 1990, in order to better reflect its growing number of brands and its presence in other countries, the company changed its name to Choice Hotels International, and in 1996, Choice Hotels became a public company trading on the New York Stock Exchange under the symbol CHH.

Choice Hotels is a hotel distribution company that optimizes its brands to drive unit growth and provide the best return on investment for its franchisees. To its guests, it provides value-oriented accommodations at all price points for all stay occasions in the mid-tier and economy segments. The combination of a dominant presence in the moderate tier, an asset-light franchise-only business model and a portfolio mix of both new construction and conversion brands drives strong performance through both the peaks and troughs of the lodging cycle.

The company’s mission is to deliver a franchise system of strong brands, exceptional services, vast consumer reach, and size, scale and distribution that delivers and satisfies guests and improves profits for our hotel owners.

The Choice Hotels brands, which include Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn, are among the world’s most recognized. In addition, via its Ascend Collection membership program, travelers in the United States, Canada and the Caribbean have upscale lodging options at historic, unique and boutique hotels.

Ranging from limited-service to full-service hotels in the economy, mid-scale and upscale segments, Choice-brand properties provide business and leisure travelers with a range of high-quality, high-value lodging options throughout the world.

Financial Highlights

COMPANY RESULTS	2009	2008	2007	2006	2005
total revenues (millions)	$564.2	$ 641.7	$ 615.5	$ 539.9	$ 472.1
net income (millions)	$98.3	$ 100.2	$ 111.3	$ 112.8	$ 87.6
diluted eps	$1.63	$ 1.59	$ 1.69	$ 1.67	$ 1.31
cash dividends declared per share	$0.74	$ 0.71	$ 0.64	$ 0.56	$ 0. 485
DOMESTIC FRANCHISE SYSTEM					
hotels open and operating	4,906	4,716	4,445	4,211	4,048
hotels under development*	727	987	1,004	860	603
rooms open and operating	388,594	373,884	354,139	339,441	329,353
TOTAL FRANCHISE SYSTEM (domestic and international)					
hotels open and operating	6,021	5,827	5,570	5,376	5,210
hotels under development*	843	1,108	1,093	930	687
rooms open and operating	487,410	472,526	452,027	437,385	427,056


$472.1
$539.9
$615.5
$641.7
$564.2
05 06 07 08 09
revenues
(millions)


$87.6
$112.8
$111.3
$100.2
$98.3
05 06 07 08 09
net income
(millions)


$1.31
$1.67
$1.69
$1.59
$1.63
05 06 07 08 09
diluted earnings
per share


5,210
5,376
5,570
5,827
6,021
05 06 07 08 09
hotels open
worldwide


687
930
1,093
1,108
843
05 06 07 08 09
hotels under
development
worldwide*

* Represents hotels under construction, awaiting conversion or approved for development.

2009 Annual Review | 3

2009

Stephen P. Joyce, President & CEO

Choice Hotels exhibited the tremendous strength and resiliency of its business model during 2009 - one of the most economically challenging periods in lodging industry history. The limited availability of credit significantly constrained hotel development for both new and conversion projects, and hotel owners faced a dramatic loss of revenue as leisure and business travelers cut back on travel to reduce expenses.

Throughout 2009, the operating environment for hotels was incredibly challenging. For hotel owners, the steep occupancy and average daily rate declines led to one of the worst years in decades for Revenue Per Available Room (RevPAR), with industry-wide RevPAR declining 16.7% according to Smith Travel Research. However, Choice Hotels, with a business model that is less leveraged to RevPAR than other lodging companies and a range of value-oriented brands, saw RevPAR declines of 14.4%. Choice’s brands outperformed their primary mid-scale and economy chain competitors on RevPAR Index by 20 basis points.

In the face of this historically challenging environment, we continued to build on our strong track record of global franchise system growth, leveraging our leadership position as a hotel distribution company with brands that offer tremendous value to consumers and opportunities to hotel developers.

As a result, Choice Hotels demonstrated the power of its fee-based business model over the past year with achievements that included:

Opening our 6,000th franchised hotel, the

359-room Inn of Chicago Magnificent Mile, an Ascend Collection hotel.

Achieving 4.0% and 3.9% net domestic unit and room growth, respectively, once again outpacing industry supply growth.

Increasing market share 20 basis points to

9.6% of branded domestic hotels online as of December 31, 2009, as measured by Smith Travel Research.

Adding approximately two million new members to our Choice Privileges rewards program, doubling the pace of new membership enrollments over 2008.

Opening 442 new domestic hotels.

Launching free-of-charge Streetwise Tactics for

Tough Times workshops for franchisees, local market workshops where owners and operators shared best practices to drive revenues.

Maximizing value for shareholders by returning over $100 million in dividends and share repurchases.

Introducing a completely redesigned

ChoiceHotels.com, which features streamlined booking and hotel selection options designed to improve the online experience and deliver more reservations to Choice Hotels franchisees.

4 | 2009 Annual Review

Annual Review

Our success is driven by our portfolio of well-known brands that offer an array of complimentary amenities and services, proven ability to deliver guests to our franchisees’ hotels, and unrelenting focus on our hotel owners’ return on investment and property-level performance. While in 2009 some hotel franchisors reacted to the deterioration in the industry environment and curtailed the level of support they provided their hotel owners and operators, we increased the support we provided by investing in key programs in education and training, marketing and advertising, and distribution and eCommerce. These investments were undertaken to drive more reservations to our franchised properties, improve property-level performance and build long-term loyalty.

In 2009, our domestic system saw occupancy declines of 590 basis points and an average daily rate decline of 4.1%, which led to our 14.4% domestic RevPAR decline. On the revenue side, total revenues decreased 12% to $564.2 million and franchising revenues (total revenues excluding marketing and reservation revenues and hotel operations) were down 15% to $254.7. In spite of all this, full-year earnings per share increased 3% to $1.63.

In domestic franchise development, we had a strong year given the tremendously difficult environment, executing 369 new domestic hotel franchise contracts. Choice Hotels has a family of brands that meet all stages of a hotel’s lifecycle, franchising both new construction and conversion brands suitable for a wide range of hotel development needs. In the current environment, we believe that our premium conversion brands, which generate significant business for hoteliers, are poised to augment our 2010 franchise development efforts.

A Look Ahead

I am excited to share with you Choice Hotels growth strategies for 2010 and the years ahead.

I have the utmost confidence that we are positioned for continued successes on account of our ten well-segmented brands and our Ascend Collection network program, domestic and international growth opportunities, record expansion of our Choice Privileges rewards program, and enviable business model and financial strength, which has historically enabled us to deliver strong shareholder value.

While there are signs that the US economy is beginning to recover, a true recovery for the lodging business is at least several months off. We expect that most of the same challenges that the industry and our franchised hotels faced in 2009 will continue in the coming year. For Choice Hotels, we are in an enviable position as our value-oriented family of brands, which offer consumers a range of complimentary amenities and services at a great rate with locations and products to meet their travel needs, are ideally positioned to attract new guests to Choice Hotels properties.

We enter 2010 with a domestic pipeline of 727 hotels representing 57,140 rooms under construction, awaiting conversion, or approved for development as of December 31, 2009. The Choice Hotels system now stands at over 6,000 hotels open, representing over 485,000 rooms.

We expect that a difficult economic and industry environment will make 2010 another challenging year, with RevPAR forecasted to decline moderately. However, our financial strength will continue

2009 Annual Review | 5

2009

to enable us to deliver our franchisees increased property-level support designed to drive their success. The strong relationship we have with our owners, and the value proposition our brands and services represent to our franchisees, will drive our ongoing growth. At the same time, with a strong balance sheet we are in position to be able to simultaneously invest in and expand our emerging brands and global footprint.

To continue to grow our business and market share in this challenging environment, our strategic focus in 2010 will be on improving our core portfolio of brands, investing in future growth, driving reservations to Choice-brand hotels, improving operational performance, and maximizing financial and shareholder returns. The company’s execution in these arenas and a continued unrelenting focus on franchisee profitability and satisfaction will drive continued global growth and strong financial performance.

Improve our Core Portfolio of Brands

During 2010, we will continue to focus on growing our seven already established brands - Comfort Inn, Comfort Suites, Sleep Inn, Quality Inn, Clarion, Econo Lodge and Rodeway Inn.

For each of these brands, we have dedicated strategies designed to drive improved performance and overall portfolio profitability. For these core brands, Choice Hotels in 2010 will focus its cross-brand functions on supporting franchisees through a challenging economic environment by improving the quality of on-property services and hotel-level performance by supporting the company’s ongoing brand-level initiatives, delivering a broader range of operational training and local sales and marketing programs and offering an evolving range of on-line and in-person educational programs. These efforts should serve to improve guest satisfaction and enhance long-term brand equity.

This family of diversified brands remains well-known by both consumers and hotel developers. Over the past five years, according to Smith Travel Research statistics, we continue to be the leading domestic gainer of market share among major hotel companies, with Choice-brand hotels representing 9.6% of all branded hotels at year-end 2009, which firmly positions Choice Hotels as the second-largest hotelier in the United States as measured by hotels open - up 20 basis points over year-end 2008 and 160 basis points in five years.

Invest in Future Growth Opportunities

Continuing to improve the profitability of the core portfolio will allow Choice Hotels to generate revenue to invest in the company’s long-term growth brands, international expansion, and growth through corporate development.

We remain confident in the long-term growth prospects for our upscale Cambria Suites brand, even as it currently faces development challenges due to the credit environment. The brand continues to enjoy extraordinarily high guest satisfaction ratings. Management will continue to identify creative ways to facilitate development with capital financing solutions for new Cambria prospects and providing incremental financing solutions to stimulate construction starts.

6 | 2009 Annual Review

Annual Review

Our focus for our extended stay brands, MainStay Suites and Suburban Extended Stay Hotel, will be improving property-level performance, particularly extended stay occupancy.

The Ascend Collection network continues to fill a valuable space within the Choice Hotels portfolio as a membership program designed to allow upscale historic, boutique and unique hotel owners to connect with Choice Hotels and leverage our robust global distribution system. In 2010, Choice Hotels plans to aggressively grow the Ascend Collection’s system size to capitalize on higher demand from independent hotels for access to a strong distribution platform in this challenging environment.

The company views international expansion as a strong driver of our future growth, including emerging markets where there is a tremendous need for mid-tier lodging. Choice Hotels will continue to strengthen its international value proposition, including improving central reservations systems delivery and migrating international Websites onto a common platform.

We continue to evaluate opportunities to enter segments in which Choice Hotels does not have a presence. In coming years, we will focus our new growth efforts on opportunistically supplementing our existing portfolio, either via acquisition or new brand creation. Adding brands in higher chain-scale segments will help us capture a larger share of business travelers and strengthen the appeal of our existing brands and our Choice Privileges rewards program.

Drive Reservations Delivery to Choice-brand Hotels

As Choice Hotels increases its distribution through both core and long-term growth brand development, the company will continuously improve its marketing and distribution platform to drive reservations to its hotels.

Choice Hotels is continuing to invest aggressively in marketing, eCommerce and reservations efforts. The company is focused on accelerating growth in its Choice Privileges rewards program with a goal of adding 2.5 million additional members in 2010, after a record year of adding approximately 2 million members in 2009. We will look to achieve this goal via further international expansion, elite member enhancements and the addition of new point earning and redemption partners. The Choice Privileges program improves hotel performance by generating incremental business, higher guest satisfaction, and greater loyalty among members. The company is also bolstering its global sales efforts to drive incremental room demand by taking a more strategic account management approach to business-to-business sales worldwide.

We continue to drive more reservations through our central channels, which deliver higher-profit, lower-cost reservations over hotel-direct reservations. We continue to execute our strategy in this arena, with the primary objectives of driving guests to central channels, converting shoppers to bookers, and implementing an infrastructure to support Central Reservations System growth.

2009 Annual Review | 7

2009

We recently launched a new ChoiceHotels.com Website, designed to increase conversion rates and deliver more reservations to our franchisees’ properties. We are continuing to leverage the strength of Choice’s direct, online channels to strengthen our reservation platform and offer new distribution opportunities. We are also rolling out a new Rates Management Tool designed to streamline the way Choice-brand hotels manage their rates, yield and revenue.

Improve Operational Performance

To accomplish its strategic goals, Choice Hotels will work to ensure that its people, processes and technology are optimized to support its objectives. To make certain that Choice Hotels is recognized in both the community and the industry for its efforts, we will continue to take measures to enhance its corporate profile and reputation. In 2009, Choice Hotels selected Rebuilding Together, the nation’s leading not-for-profit organization dedicated to preserving affordable housing and home ownership for low-income Americans, as its signature cause. On the industry side, Choice management will identify additional opportunities to develop strong relationships with travel, franchising and hospitality associations.

Maximize Financial and Shareholder Returns

We remain committed over the long term to utilizing the strong, predictable cash flows that our pure-play franchising business has historically generated to return excess capital to our shareholders, primarily through dividends and share repurchases. Through a disciplined approach to capital allocation, we have returned over 99% of the more than $1 billion in cumulative free cash flows (operating cash flows less investing cash flows) that the company has generated to shareholders since 1997.

In 2009, the Board of Directors elected to maintain the annual dividend at $0.185 cents per share per quarter, when many hotel companies eliminated their dividend payments. For the year ended December 31, 2009, the company paid $44.3 million of cash dividends to shareholders.

During the year ended December 31, 2009, the company purchased approximately 2.1 million shares of its common stock at an average price of $27.03 for a total cost of $57.4 million. Since Choice Hotels announced its stock repurchase program on June 25, 1998, the company has repurchased 42.9 million shares of its common stock for a total cost of $1 billion through December 31, 2009. Considering the effect of a two-for-one stock split in October 2005, the company had repurchased 75.9 million shares through December 31, 2009 under the share repurchase program at an average price of $13.28 per share. As of December 31, 2009, the company had authorization to purchase up to an additional 3.8 million shares under its share repurchase program.

8 | 2009 Annual Review

Annual Review

Concluding Thoughts

I would like to thank our Board of Directors, management team and all Choice Hotels associates for their ongoing support and dedication.

No doubt about it, 2009 was a challenging year. However, the strength, uniqueness and resiliency of the company’s business model were on full display in this difficult environment. 2010 will again be a year filled with challenges for our industry. Despite the challenging current economic environment, our fee-for-service business model positions us well for long-term profitable growth in a variety of segments and geographies on account of our well-known brands, exceptional franchise services, strong central reservations system, and collaborative relationships with our owners. We are committed to achieving our vision of providing owners the highest return on investment of any hotel franchising company. We continue to execute against our key strategies that we believe will enable our franchisees to be more successful and will position us well to continue to build on our track record of long-term profitable growth.

The combination of a dominant presence in the moderate tier, an asset-light pure-play franchising business model, and a portfolio mix of both new construction and conversion brands have driven strong performance through both the peaks and troughs of the lodging cycle. Our priorities remain focused on returning excess cash flows generated by our business to shareholders through opportunistic share repurchases and dividends, supporting the expansion of our emerging brands and international system and seek opportunities to add additional brands to our platform either through acquisition or organically.

I thank you for the investment that you have made in Choice Hotels as a shareholder. I look forward to a brighter 2010 for Choice Hotels.

Sincerely,

Stephen P. Joyce

President & CEO

March 25, 2010

2009 Annual Review | 9

Year in Review

Choice Hotels opens a Cambria Suites hotel in Columbus, Ohio, the first of six Cambria Suites hotels to open in 2009. Other properties that debuted in 2009 are in Traverse City, Michigan; Aurora, Colorado (Denver Airport); Noblesville, Indiana (Indianapolis area); Maple Grove, Minnesota; and Madison, Wisconsin. By the end of 2009, 18 Cambria Suites hotels are open and operating.

Choice Hotels reports full-year earnings for 2008, with diluted earnings per share of $1.59, and an increase in domestic unit and room growth of 6.1% and 5.6%, respectively.

Choice Hotels announces “Stay 2 times. Earn a free night.” spring promotion through which Choice Privileges members can earn a free night at up to 1,500 Choice Hotels properties after just two separate stays.

For the fourth consecutive year, Choice Hotels is named to the Training Top 125, Training magazine’s annual ranking of companies who excel in associate-focused workforce training and development.

Choice Hotels launches its Streetwise Tactics for Tough Times workshop, a free local market training program for its franchisees, which allows owners and operators to share best practices on ways to overcome challenges during the downturn and drive revenues.

Choice Hotels is honored by the Maryland Work-Life Alliance as an “Excellent Place to Work” and is a recipient of the Health and Wellness Trailblazer Awards.

Choice Hotels launches its Choice Privileges rewards program to its nearly 300 franchised hotels in Australasia. The expansion of the program allows

Choice Privileges members the opportunity to earn points at hotels throughout Australia, New Zealand, Singapore and Papua New Guinea.

Lodging Hospitality magazine honors Choice Hotels with a Chain Leadership Award in the marketing category.

Choice Hotels launches the industry’s first global iPhone application. The free application quickly becomes one of the most downloaded applications.

Choice Hotels reports its first-quarter earnings which include diluted earnings per share down 7% and domestic unit and room growth up 5.7% and 5.6% respectively.

Choice Hotels’s 55th Annual Convention is held in Washington, DC. The keynote speaker is acclaimed travel journalist Peter Greenberg.

10 | 2009 Annual Review

Annual Review



Room to Rebuild

Choice Hotels announces its signature cause partnership with Rebuilding Together, the nation's leading nonprofit organization working to preserve affordable homeownership and to revitalize communities through its network of more than 200 affiliates. The multi-year relationship — named "Room to Rebuild" — is part of the ongoing commitment by Choice Hotels to strengthen the local communities in which their associates and franchisees live, work and provide hospitality. From September through November, Choice Hotels associates and franchisees participate in 20 projects nationwide involving 700 volunteers and over 5,000 hours of service.

Choice Hotels promotes Anne Madison to senior vice president, corporate communications. In conjunction with her promotion, she is elected an officer of the company by the Choice Hotels Board of Directors.

JUNE

The company announces its summer promotions. For its mid-scale brands, its Cambria Suites brand, and its Ascend Collection membership program, guests can earn a free $50 cash card after just three separate stays. For its economy and extended stay brands, the company offers travelers double Choice Privileges points.


FUN
$50
FREE

Choice Hotels announces that is has selected Correll Co. as the qualified vendor to offer and administer a 401(k) savings named Hospitality 401(k) to offer a full suite of retirement services to franchisees and their employees.

JULY

For the second quarter, the company reports diluted earnings per share decline of 2% and unit and room growth of 4.8% and 4.5% respectively.

SEPT

For its fall promotion, the company offers members of its **Choice Privileges** rewards program the opportunity to earn one free night for every three consecutive nights they stay in the same Choice-brand hotel.

WELCOME TO FREEVILLE

Choice Hotels promotes Patrick Cimerola to senior vice president, human resources and administration. In conjunction with his promotion, he is elected an officer of the company by the Choice Hotels Board of Directors.

Choice Hotels opens its 6,000 franchised property — the 359-room Inn of Chicago Magnificent Mile, an Ascend Collection hotel.

OCT

Third quarter earnings are reported, with diluted earnings per share decreasing 4% and domestic unit and room growth increasing 4.9% and 4.8% respectively.

David Pepper is promoted to senior vice president, global development — increasing his responsibility for franchise system growth to worldwide oversight.

Bruce Haase is named executive vice president, global brands, marketing and operations — expanding his role to oversee all brands for the organization, as well as marketing, advertising and eCommerce.

2009 Annual Review | 11

2009

2009 Choice Hotels Recognition

In 2009, Choice Hotels was recognized with a number of awards related to workplace excellence, training and diversity initiatives.

Maryland Alliance for Workplace Excellence

Workplace Excellence Award

Health and Wellness Trailblazer Award

Training Magazine Top 125

Award for Associate-Focused Workforce Training and Development

National Minority Franchising Initiative ( NMFI)

Top 50 Franchises for Minorities

Choice Hotels is named the 2009 Corporation of the Year by the Maryland/DC Minority Supplier Development Council.

The National Minority Franchising Initiative (NMFI) names Choice Hotels to the Top 50 Franchises for Minorities for the third year in a row based on the company’s focus on recruiting and supporting minority franchisees.

The founder of Choice Hotels, Stewart Bainum, is honored by the Montgomery County Community Foundation as the 2009 Montgomery County Philanthropist of the Year for his lifetime of community service and philanthropic giving.

Choice Hotels launches its Room Condition program for the Comfort, Quality and Econo Lodge brands. The customer and service-focused program is credited with driving strong increases in customer satisfaction and loyalty within its first months of implementation.

The company announces it achieved a top organizational priority for 2009 by adding more than 1.75 million new members to its Choice Privileges rewards program.

The company ends the year having added 2 million new members to the program, with worldwide membership at over 9.5 million as of December 31.

The company announces the addition of the Inn on the Lake hotel of Fall River, Nova Scotia, its first member hotel in Canada for its Ascend Collection network.

Choice Hotels announces its winter promotion, which allows Choice Privileges members the option of earning triple Choice Privileges rewards points or triple Airline Rewards, starting with their second qualifying stay.

12 | 2009 Annual Review

Annual Review

Corporate & Investor Information

Board of Directors

Stewart Bainum, Jr.

Chairman of the Board

Choice Hotels International

Director | Sunburst Hospitality Corporation, Realty Investment Company, Inc.

Fiona P. Dias

Executive Vice President

Partner Strategy & Marketing GSI Commerce, Inc.

William L. Jews

Former President and Chief Executive Officer | CareFirst, Inc.

Chairman | The Ryland Group, Inc.,

Director | Fortress International Group, Inc., Camden Learning Corporation

Stephen P. Joyce

President & Chief Executive Officer

Choice Hotels International

Scott A. Renschler, Psy.D.

Clinical Psychologist

Director | Commonweal Foundation, Mental Wellness Foundation

John T. Schwieters

Vice Chairman | Perseus LLC

Director | Danaher Corporation, Smithfield Foods, Inc.

Ervin R. Shames

Independent Management Consultant

Former Lecturer | University of Virginia Darden, Graduate School of Business Director | OnLine Resources Corporation, Select Comfort Corporation

Gordon A. Smith

Chief Executive Officer | Chase Card Services

JP Morgan Chase

David C. Sullivan

Chairman | Advisory Board for the Kemmons, Wilson School of Hospitality & Resort Management at the University of Memphis

Corporate Officers

Stewart Bainum, Jr.

Chairman

Stephen P. Joyce

President &

Chief Executive Officer

Bruce N. Haase

Executive Vice President, Global Brands, Marketing & Operations

William R. Carlson

Senior Vice President, Performance Analytics & Loyalty

Mary Beth Knight

Senior Vice President, eCommerce

Patrick J. Cimerola

Senior Vice President, Human Resources & Administration

Anne C. Madison

Senior Vice President, Corporate Communications

Patrick S. Pacious

Senior Vice President, Corporate Strategy & Information Technology

David A. Pepper

Senior Vice President, Global Development

David L. White

Senior Vice President, Chief Financial Officer & Treasurer

Scott E. Oaksmith

Controller

Bret L. Limage

Assistant General Counsel & Assistant Secretary

Ronald D. Parisotto

Assistant General Counsel & Assistant Secretary

2009 Annual Review | 13

2009

Corporate Headquarters

Choice Hotels International

10750 Columbia Pike

Silver Spring, Maryland 20901

301.592.5000

www.choicehotels.com

Stock Exchange Listing

Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

Transfer Agent & Registrar

Computershare Investor Services

250 Royall Street, Mail Stop 1A

Canton, Massachusetts 02021

800.568.3476

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP

McLean, Virginia

Certifications

Choice Hotels International has included as Exhibits 31 and 32 to its Annual Report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission certificates of the company’s Chief Executive Officer and Chief Financial Officer certifying the quality of the company’s public disclosure. The company’s Chief Executive Officer has also submitted to the New York Stock Exchange (NYSE) a certificate certifying that he is not aware of any violations by Choice Hotels International of the NYSE corporate governance listing standards.

Form 10-K

Shareholders may receive without charge a copy of the Form 10-K and other publications filed with the Securities and Exchange Commission by written request to the Corporate Secretary at the corporate headquarters. The Form 10-K is also available at www.choicehotels.com. Click on “Investor Info” and then “SEC Filings.”

In addition, copies of the company’s public filings, as well as its corporate governance guidelines, corporate ethics policy and board of directors committee charters, are available on choicehotels.com under “Investor Info.”

14 | 2009 Annual Review

Annual Review

Annual Meeting

Choice Hotels International will hold its Annual Meeting of Stockholders on Thursday, April 29 at 9:00 a.m. in Silver Spring, Maryland:

Choice Hotels International

The Learning Center

Chesapeake Room

10720 Columbia Pike

Silver Spring, Maryland 20901

Inquiries

General Information

301.592.5000

www.choicehotels.com

Investor Inquiries

301.592.5026

investor_relations@choicehotels.com

Media Inquiries

301.592.5032

news@choicehotels.com

Franchise Sales

800.547.0007

franchise_sales@choicehotels.com

Choice Hotels International, headquartered in Silver Spring, Maryland, is one of the world’s largest hotel companies with more than 6,000 hotels representing more than 485,000 rooms. Ranging from limited-service to full-service hotels in the economy, mid-scale, upscale and extended stay segments, Choice-brand properties provide business and leisure travelers with a range of high-quality, high-value lodging options. The company’s ten brands include Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn. In addition, via its Ascend Collection membership program, travelers in the United States, Canada and the Caribbean have upscale lodging options at historic, unique and boutique hotels.

2009 Annual Review | 15

CHOICE HOTELS INTERNATIONAL®

16 | 2009 Annual Review